Exhibit 3.2

AMENDED AND RESTATED BYLAWS OF

IRHYTHM HOLDINGS, INC.

(As Amended and Restated on January 12, 2026)

TABLE OF CONTENTS

Page

ARTICLE I — CORPORATE OFFICES	1
1.1 REGISTERED OFFICE	1
1.2 OTHER OFFICES	1
ARTICLE II — MEETINGS OF STOCKHOLDERS	1
2.1 PLACE OF MEETINGS	1
2.2 ANNUAL MEETING	1
2.3 SPECIAL MEETING	1
2.4 ADVANCE NOTICE PROCEDURES	2
2.5 NOTICE OF STOCKHOLDERS’ MEETINGS	10
2.6 QUORUM	10
2.7 ADJOURNED MEETING; NOTICE	11
2.8 CONDUCT OF BUSINESS	11
2.9 VOTING	11
2.10 STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING	12
2.11 RECORD DATES	12
2.12 PROXIES	12
2.13 LIST OF STOCKHOLDERS ENTITLED TO VOTE	13
2.14 INSPECTORS OF ELECTION	13
2.15 EMERGENCY BYLAWS	14
2.16 DELIVERY TO THE CORPORATION	14
ARTICLE III — DIRECTORS	14
3.1 POWERS	14
3.2 NUMBER OF DIRECTORS	14
3.3 ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS	15
3.4 RESIGNATION AND VACANCIES	15
3.5 PLACE OF MEETINGS; MEETINGS BY TELEPHONE	15
3.6 REGULAR MEETINGS	16
3.7 SPECIAL MEETINGS; NOTICE	16
3.8 QUORUM; VOTING	16
3.9 BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING	17
3.10 FEES AND COMPENSATION OF DIRECTORS	17
3.11 REMOVAL OF DIRECTORS	17
ARTICLE IV — COMMITTEES	17
4.1 COMMITTEES OF DIRECTORS	17
4.2 COMMITTEE MINUTES	17
4.3 MEETINGS AND ACTION OF COMMITTEES	18
4.4 SUBCOMMITTEES	18

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ARTICLE V — OFFICERS	18
5.1 OFFICERS	18
5.2 APPOINTMENT OF OFFICERS	18
5.3 SUBORDINATE OFFICERS	19
5.4 REMOVAL AND RESIGNATION OF OFFICERS	19
5.5 VACANCIES IN OFFICES	19
5.6 REPRESENTATION OF SHARES OF OTHER ENTITIES	19
5.7 AUTHORITY AND DUTIES OF OFFICERS	19
ARTICLE VI — STOCK	20
6.1 STOCK CERTIFICATES; PARTLY PAID SHARES	20
6.2 SPECIAL DESIGNATION ON CERTIFICATES	20
6.3 LOST, STOLEN OR DESTROYED CERTIFICATES	20
6.4 DIVIDENDS	21
6.5 TRANSFER OF STOCK	21
6.6 STOCK TRANSFER AGREEMENTS	21
6.7 REGISTERED STOCKHOLDERS	21
ARTICLE VII — MANNER OF GIVING NOTICE AND WAIVER	21
7.1 NOTICE OF STOCKHOLDERS’ MEETINGS	21
7.2 NOTICE BY ELECTRONIC TRANSMISSION	22
7.3 NOTICE TO STOCKHOLDERS SHARING AN ADDRESS	22
7.4 NOTICE TO PERSON WITH WHOM COMMUNICATION IS UNLAWFUL	23
7.5 WAIVER OF NOTICE	23
ARTICLE VIII — INDEMNIFICATION	23
8.1 INDEMNIFICATION OF DIRECTORS AND OFFICERS IN THIRD PARTY PROCEEDINGS	23
8.2 INDEMNIFICATION OF DIRECTORS AND OFFICERS IN ACTIONS BY OR IN THE RIGHT OF THE CORPORATION	24
8.3 SUCCESSFUL DEFENSE	24
8.4 INDEMNIFICATION OF OTHERS	24
8.5 ADVANCED PAYMENT OF EXPENSES	24
8.6 LIMITATION ON INDEMNIFICATION	25
8.7 DETERMINATION; CLAIM	26
8.8 NON-EXCLUSIVITY OF RIGHTS	26
8.9 INSURANCE	26
8.10 SURVIVAL	26
8.11 EFFECT OF REPEAL OR MODIFICATION	26
8.12 CERTAIN DEFINITIONS	26
ARTICLE IX — GENERAL MATTERS	27
9.1 EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS	27
9.2 FISCAL YEAR	27
9.3 SEAL	27
9.4 CONSTRUCTION; DEFINITIONS	27
9.5 FORUM SELECTION FOR SECURITIES ACT CLAIMS	28
ARTICLE X — AMENDMENTS	28

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AMENDED AND RESTATED BYLAWS OF IRHYTHM TECHNOLOGIES, INC.

Article I — CORPORATE OFFICES

1.1          REGISTERED OFFICE

The registered office of iRhythm Holdings, Inc. shall be fixed in the corporation’s certificate of incorporation. References in these bylaws to the certificate of incorporation shall mean the certificate of incorporation of the corporation, as amended from time to time, including the terms of any certificate of designations of any series of Preferred Stock.

1.2          OTHER OFFICES

The corporation may at any time establish other offices at any place or places where the corporation is qualified to do business.

Article II — MEETINGS OF STOCKHOLDERS

2.1          PLACE OF MEETINGS

Meetings of stockholders shall be held at any place, within or outside the State of Delaware, designated by the board of directors. The board of directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the corporation’s then-principal executive office.

2.2          ANNUAL MEETING

The annual meeting of stockholders shall be held on such date and at such time as shall be designated from time to time by the board of directors and stated in the corporation’s notice of the meeting. At the annual meeting, directors shall be elected and any other proper business may be transacted.

2.3          SPECIAL MEETING

(i)          A special meeting of the stockholders, other than those required by statute, may be called at any time only by (A) the board of directors, (B) the chairperson of the board of directors, (C) the chief executive officer or (D) the president (in the absence of a chief executive officer). A special meeting of the stockholders may not be called by any other person or persons. The board of directors may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders.

(ii)         The notice of a special meeting shall include the purpose for which the meeting is called. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of the board of directors, the chairperson of the board of directors, the chief executive officer or the president (in the absence of a chief executive officer). Nothing contained in this Section 2.3(ii) shall be construed as limiting, fixing or affecting the time when a meeting of stockholders called by action of the board of directors may be held.

2.4          ADVANCE NOTICE PROCEDURES

(i)          Advance Notice of Stockholder Business at Annual Meetings. At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be brought: (A) pursuant to the corporation’s proxy materials with respect to such meeting (or any supplement thereto), (B) by or at the direction of the board of directors, or (C) by a stockholder of the corporation who (1) is a stockholder of record at the time of the giving of the notice required by this Section 2.4(i) and on the date of the annual meeting, (2) is entitled to vote at the annual meeting and (3) has timely complied in proper written form with the notice procedures set forth in this Section 2.4(i). In addition, for business to be properly brought before an annual meeting by a stockholder, such business must be a proper matter for stockholder action pursuant to these bylaws and applicable law. Except for proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (as so amended and inclusive of such rules and regulations, the “1934 Act”), and included in the notice of meeting given by or at the direction of the board of directors, for the avoidance of doubt, clause (C) above shall be the exclusive means for a stockholder to bring business before an annual meeting of stockholders.

(a)          To comply with clause (C) of Section 2.4(i) above, a stockholder’s notice must set forth all information required under this Section 2.4(i) and must be timely received by the secretary of the corporation. To be timely, a stockholder’s notice must be received by the secretary at the then-principal executive offices of the corporation not later than the close of business on the 45th day nor earlier than the opening of business on the 75th day before the one-year anniversary of the date on which the corporation first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then, for notice by the stockholder to be timely, it must be so received by the secretary not earlier than the opening of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting, or (ii) the tenth day following the day on which Public Announcement (as defined below) of the date of such annual meeting is first made. In no event shall any adjournment or postponement (or the Public Announcement thereof) of an annual meeting for which notice has already been given or for which a Public Announcement of the date of the meeting has already been made by the corporation commence a new time period for the giving of a stockholder’s notice as described in this Section 2.4(i)(a). For purposes of these bylaws, “Public Announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act, and “opening of business” and “close of business” shall mean 9:00 A.M. and 5:00 P.M., respectively, local time at the then-principal executive offices of the corporation, on any calendar day, whether or not a business day.

(b)          To be in proper written form, a stockholder’s notice to the secretary must set forth as to each matter of business the stockholder intends to bring before the annual meeting: (1) a brief description of the business intended to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and if such business includes a proposal to amend the bylaws, the text of the proposed amendment) and the reasons for conducting such business at the annual meeting, (2) the name and address, as they appear on the corporation’s books, of the stockholder proposing such business and any Stockholder Associated Person (as defined below), (3) the class or series and number of shares of stock and debt instruments of the corporation that are, directly or indirectly, held of record or are beneficially owned by the stockholder or any Stockholder Associated Person, including any shares or debt instruments of the corporation as to which the stockholder or any Stockholder Associated Person has a right to acquire beneficial ownership at any time in the future, and any derivative positions held or beneficially held by the stockholder or any Stockholder Associated Person as of the date of delivery of such notice, (4) a certification regarding whether such stockholder or any Stockholder Associated Person has complied with all applicable federal, state and other legal requirements in connection with such person’s acquisition of shares of capital stock or other securities of the corporation and/or such person’s acts or omissions as a stockholder of the corporation, (5) any (i) agreement, arrangement or understanding (including, without limitation and regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging or other transaction or series of transactions and borrowed or loaned shares of stock) that has been entered into by or on behalf of such stockholder or any Stockholder Associated Person with respect to any securities of the corporation (any of the foregoing, a “Derivative Instrument”), including the full notional amount of any securities that, directly or indirectly, underlie any Derivative Instrument, and (ii) other agreement, arrangement or understanding, the effect or intent of which is to create or mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, such stockholder or any Stockholder Associated Person with respect to any securities of the corporation, (6) any right to dividends on the corporation’s securities beneficially owned by the stockholder or any Stockholder Associated Person that are separated or separable from the underlying security, (7) any material interest of the stockholder or a Stockholder Associated Person in such business, (8) any direct or indirect material interest in any material contract or agreement with the corporation, any affiliate of the corporation or any Competitor (as defined below) (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (9) any significant equity interests or any Derivative Instruments in any Competitor held by such stockholder or any Stockholder Associated Person and/or any of their respective affiliates or associates, (10) any other material relationship between such stockholder or any Stockholder Associated Person, on the one hand, and the corporation, any affiliate of the corporation or any Competitor, on the other hand, (11) all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) or an amendment pursuant to Rule 13d-2(a) if such a statement were required to be filed under the 1934 Act and the rules and regulations promulgated thereunder by such stockholder or any Stockholder Associated Person and/or any of their respective affiliates or associates, (12) a representation and undertaking that the stockholder is a holder of record of stock of the corporation as of the date of delivery of such notice and that such stockholder (or a qualified representative thereof) intends to appear at the annual meeting to bring such business before the annual meeting, (13) any other information relating to the stockholder or any Stockholder Associated Person or others acting in concert with them, or the proposed business that, in each case, would be required to be disclosed in the proxy materials or other filings required to be made in connection with the solicitation of proxies in support of such proposal pursuant to Section 14 of the 1934 Act, (14) such stockholder and any Stockholder Associated Person’s written consent to the public disclosure of information provided to the corporation pursuant to this Section 2.4, (15) any proxy, contract, arrangement, or relationship pursuant to which such stockholder or any Stockholder Associated Person has a right to vote, directly or indirectly, any shares of any security of the corporation and (16) a written representation as to whether (i) the stockholder, any Stockholder Associated Person, or any other participant (as defined in Item 4 of Schedule 14A under the 1934 Act) will engage in a solicitation with respect to such proposal and, if so, the name of each participant in such solicitation and the amount of the cost of solicitation that has been and will be borne, directly or indirectly, by each participant in such solicitation, and (ii) the stockholder or any Stockholder Associated Person intends, or is part of a group that intends, to (x) deliver a proxy statement and form of proxy to holders of at least the percentage of the voting power of the corporation’s voting shares required under applicable law to carry the proposal and/or (y) otherwise solicit proxies from stockholders in support of such proposal (such information provided and statements made as required by clauses (1) through (16), a “Business Statement”). For purposes of these bylaws, a “Stockholder Associated Person” of any stockholder shall mean (i) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of stock of the corporation owned of record or beneficially by such stockholder and on whose behalf the proposal or nomination, as the case may be, is being made, or (iii) any person controlling, controlled by or under common control with such person referred to in the preceding clauses (i) and (ii), and a “Competitor” shall mean any entity that provides products or services that compete with or are alternatives to the principal products produced or services provided by the corporation or its affiliates,

(c)          Without exception, no business shall be conducted at any annual meeting except in accordance with the provisions set forth in this Section 2.4(i). In addition, business proposed to be brought by a stockholder may not be brought before the annual meeting if such stockholder or a Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Business Statement applicable to such business or if the Business Statement applicable to such business contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading, The chairperson of the annual meeting shall, if the facts warrant, determine and declare at the annual meeting that business was not properly brought before the annual meeting and in accordance with the provisions of this Section 2.4(i), and, if the chairperson should so determine, he or she shall so declare at the annual meeting that any such business not properly brought before the annual meeting shall not be conducted.

(ii)          Advance Notice of Director Nominations at Annual Meetings. Notwithstanding anything in these bylaws to the contrary, only persons who are nominated in accordance with the procedures set forth in this Section 2.4(ii) shall be eligible for election or re-election as directors at an annual meeting of stockholders. Nominations of persons for election or re-election to the board of directors of the corporation shall be made at an annual meeting of stockholders only (A) by or at the direction of the board of directors or (B) by a stockholder of the corporation who (1) was a stockholder of record at the time of the giving of the notice required by this Section 2.4(ii) and on the date of the annual meeting, (2) is entitled to vote at the annual meeting and (3) has complied with the notice procedures set forth in this Section 2.4(ii). In addition to any other applicable requirements, for a nomination to be made by a stockholder, the stockholder must have given timely notice thereof in proper written form to the secretary of the corporation. For the avoidance of doubt, clause (B) above shall be the exclusive means for a stockholder to present nominations at an annual meeting of stockholders.

(a)          To comply with clause (B) of Section 2.4(ii) above, (1) a nomination to be made by a stockholder must set forth all information required under this Section 2.4(ii) and must be received by the secretary of the corporation at the then-principal executive offices of the corporation at the time set forth in, and in accordance with, the final three sentences of Section 2.4(i)(a) above, (2) the stockholder must have complied in all respects with the applicable requirements of Section 14 of the 1934 Act, including, without limitation, the applicable requirements of Rule 14a-19 under the 1934 Act (“Rule 14a-19”) (as such rule and regulations may be amended from time to time by the Securities and Exchange Commission (the “SEC”), including any SEC Staff interpretations relating thereto) and (3) the board of directors or an executive officer of the corporation designated by the board of directors shall not have determined that the stockholder has failed to satisfy the requirements of this clause (2) of Section 2.4(ii)(a), including without limitation the satisfaction of any undertaking delivered under Section 2.4(ii)(b) below. In the event that the number of directors to be elected to the board of directors is increased and there is no Public Announcement naming all of the nominees for director or specifying the size of the increased board of directors made by the corporation at least ten days before the last day a stockholder may deliver a notice of nomination pursuant to the foregoing provisions, a stockholder’s notice required by this Section 2.4(ii) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the secretary at the then-principal executive offices of the corporation not later than the close of business on the tenth day following the day on which such Public Announcement is first made by the corporation.

(b)          To be in proper written form, such stockholder’s notice to the secretary must set forth:

(1)          as to each person whom the stockholder proposes to nominate for election or re-election as a director (a “nominee”); (A) the name, age, business address and residence address of the nominee, (B) the principal occupation or employment of the nominee, (C) the class or series and number of shares of stock and debt instruments of the corporation that are held of record or are beneficially owned by the nominee and any Derivative Instruments held or beneficially held by the nominee, including the full notional amount of any securities that, directly or indirectly, underlie any such Derivative Instruments, (D) any other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the nominee with respect to the corporation’s securities, (E) a description of all agreements, arrangements or understandings between or among the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder or concerning the nominee’s potential service on the board of directors, (F) a description of any agreement, arrangement or understanding between the nominating stockholder or the Stockholder Associated Person, on the one hand, and the nominee, on the other hand, related to any subject matter that will be material in such nominating stockholder’s solicitation of stockholders (including, without limitation, matters of social, labor, environmental and governance policy), regardless of whether such agreement, arrangement or understanding relates specifically to the corporation, (G) a description of any direct or indirect material interest in any material contract or agreement between or among any nominating stockholder or Stockholder Associated Person, on the one hand, and each nominee or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such nominating stockholder or Stockholder Associated Person were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant, (H) whether the nominee meets the independence requirements of the stock exchange upon which the corporation’s common stock is primarily traded, (I) a description of any position of the nominee as an officer or director of any Competitor within the three years preceding the submission of the notice, (J) a description of any business or personal interests that could place the nominee in a potential conflict of interest with the corporation or any of its subsidiaries, (K) a completed and signed questionnaire, representation and agreement as provided in Section 2.4(ii)(c), (L) the nominee’s written consent to being named as a nominee in any proxy materials relating to the corporation’s next meeting, to the public disclosure of information regarding or related to such person provided to the corporation by such person or otherwise pursuant to this Section 2.4(ii) and to serving as a director if elected and (M) any other information relating to the nominee that would be required to be disclosed about such nominee if proxies were being solicited for the election or re-election of the nominee as a director, or that is otherwise required, in each case pursuant to Section 14 under the 1934 Act and the rules and regulations promulgated thereunder; and

(2)          as to such stockholder giving notice, (A) the information required to be provided pursuant to clauses (2) through (6) and (8) through (15) of Section 2.4(i)(b) above, and the supplement referenced in the second sentence of Section 2.4(i)(b) above (except that the references to “business” in such clauses shall instead refer to nominations of directors for purposes of this paragraph), (B) a written representation to the corporation that such stockholder has complied in all respects with the applicable requirements of Section 14 of the 1934 Act, including, without limitation, the applicable requirements of Rule 14a-19 (as such rule and regulations may be amended from time to time by the SEC, including any SEC Staff interpretations relating thereto), (C) a written representation (i) as to whether the stockholder, any Stockholder Associated Person, or any other participant (as defined in Item 4 of Schedule 14A under the 1934 Act) will engage in a solicitation with respect to such nomination and, if so, the name of each participant in such solicitation and the amount of the cost of solicitation that has been and will be borne, directly or indirectly, by each participant in such solicitation, and (ii) (x) confirming that such stockholder or any Stockholder Associated Person will, or is part of a group that will, deliver, through means of satisfying each of the conditions that would be applicable to the corporation under either 1934 Act Rule 14a-16(a) or 1934 Act Rule 14a-16(n), a proxy statement and form of proxy to holders (including any beneficial owners pursuant to Rule 14b-1 and Rule 14b-2 of the 1934 Act) at least 67% of the voting power of the shares entitled to vote generally in the election of directors in support of director nominees other than the corporation’s nominees in accordance with Rule 14a-19 and/or (y) as to whether such stockholder or any Stockholder Associated Person intends, or is part of a group that intends, to otherwise solicit proxies from stockholders in support of such nomination, (D) a description of any agreement, arrangement or understanding between any nominating stockholder, on the one hand, and a Stockholder Associated Person, on the other hand, related to any subject matter that will be material in the nominating stockholder’s solicitation of stockholders (including, without limitation, matters of social, labor, environmental and governance policy), regardless of whether such agreement, arrangement or undertaking relates specifically to the corporation and (E) with respect to each Stockholder Associated Person, the information that would be disclosed with respect to them under Item 5(b) of Schedule 14A under the 1934 Act, assuming that each such person was deemed a “participant” as defined in paragraphs (a)(ii), (iii), (iv), (v) and (vi) of Instruction 3 to Item 4 of Schedule 14A (such information provided and statements made as required by clauses (A) to (E) above, a “Nomination Statement”).

(c)          To be eligible to be a nominee of any stockholder for election or re-election as a director of the corporation, the nominee must provide to the secretary of the corporation, in accordance with the applicable time periods prescribed for delivery of notice under Section 2.4(ii)(a) above or Section 2.4(iii) below: (1) a signed and completed written questionnaire (in the form provided by the secretary of the corporation at the written request of the nominating stockholder, which form will be provided by the secretary within ten days of receiving such request) containing information regarding such nominee’s background, qualifications, stock ownership, independence and such other information as may reasonably be required by the corporation to determine the eligibility of such nominee to serve as a director of the corporation or to serve as an independent director of the corporation and (2) a written representation and undertaking executed by the nominee (in the form provided by the secretary of the corporation at the written request of the nominating stockholder, which form will be provided by the secretary within ten days of receiving such request) whereby the nominee (i) consents to being named as a nominee of such stockholder, (ii) consents to serving as a director of the corporation if elected and intends to serve a full term on the board of directors, (iii) agrees to be named in any proxy materials, including the associated proxy cards, relating to the corporation’s next annual meeting or special meeting, as applicable, pursuant to Rule 14a-19, (iv) acknowledges that as a director of the corporation, the nominee will owe fiduciary duties under Delaware law with respect to the corporation and its stockholders, (v) states that such nominee is not, and will not become, a party to any voting agreement, arrangement, commitment, assurance or understanding with any person or entity as to how such nominee, if elected as a director, will vote on any issue (a “Voting Commitment”), unless previously disclosed to the corporation, or any Voting Commitment that could limit or interfere with such nominee’s ability to comply, if elected as a director of the corporation, with such nominee’s fiduciary duties under applicable law; (vi) unless previously disclosed to the corporation, states that such nominee is not, and will not become, a party to any direct or indirect compensatory, payment or other financial agreement, arrangement or understanding with any person or entity other than the corporation, including, without limitation, any agreement, arrangement or understanding with respect to any direct or indirect compensation, reimbursement or indemnification in connection with candidacy, nomination, service or action as a nominee or as a director of the corporation; (vii) states that if such nominee is elected as a director, such nominee would be in compliance, and will continue to comply, with all applicable rules of any securities exchanges upon which the corporation’s securities are listed, the corporation’s corporate governance, conflict of interest, confidentiality, stock ownership and trading guidelines, and other policies and guidelines applicable to directors and in effect during such person’s term in office as a director (and, if requested by any nominee, the secretary of the corporation will provide to such nominee all such policies and guidelines then in effect); and (viii) states that such nominee will provide facts, statements and other information in all communications with the corporation and its stockholders that are or will be true and correct in all material respects and that do not and will not omit to state any fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading in any material respect.

(d)          At the request of the board of directors, any person nominated by a stockholder for election or re-election as a director must furnish to the secretary of the corporation (1) that information required to be set forth in the stockholder’s notice of nomination of such person as a director as of a date subsequent to the date on which the notice of such person’s nomination was given and (2) such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as an independent director or audit committee financial expert of the corporation under applicable law, securities exchange rule or regulation, or any publicly-disclosed corporate governance guideline or committee charter of the corporation and (3) such other information that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee. If requested by the corporation, any supplemental information required under this paragraph shall be provided by such stockholder within ten days after it has been requested by the corporation. In addition, the board of directors may require any nominee to submit to interviews with the board of directors or any committee thereof, and such nominee shall make themself available for any such interviews within ten days following any reasonable request therefor from the board of directors or any committee thereof. In the absence of the furnishing of any such information of the kind specified in this Section 2.4(ii)(d) if requested, such stockholder’s nomination shall not be considered in proper form pursuant to this Section 2.4(ii).

(e)          Without exception, no person shall be eligible for election or re-election as a director of the corporation at an annual meeting of stockholders unless nominated in accordance with the provisions set forth in this Section 2.4(ii). In addition, no later than five business days prior to an annual meeting of stockholders, or any adjournment, rescheduling, postponement or other delay thereof, a stockholder nominating individuals for election or re-election as a director will provide the corporation with reasonable evidence that such stockholder has met the applicable requirements of Rule 14a-19. Notwithstanding anything to the contrary in these bylaws, unless otherwise required by law, if any stockholder (x) provides notice pursuant to Rule 14a-19 and (y) subsequently (1) notifies the corporation that such stockholder no longer intends to solicit proxies in support of director nominees other than the corporation’s director nominees in accordance with Rule 14a-19, (2) fails to comply with the requirements of Rule 14a-19 or (3) fails to timely provide such reasonable evidence, update, supplement or additional information sufficient to satisfy the corporation that such requirements have been met, such stockholder’s nomination(s) shall be disregarded (and such nominee(s) disqualified from standing for election or re-election) and the corporation shall disregard any proxies or votes solicited for any nominee proposed by such stockholder, notwithstanding that such proxies may have been received by the corporation and counted for the purposes of determining quorum. A nominee shall not be eligible for election or re-election at an annual meeting if a stockholder or Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Nomination Statement applicable to such nominee or if the Nomination Statement applicable to such nominee or any other information provided to the corporation by or on behalf of such nominee, such stockholder or any Stockholder Associated Person contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. The chairperson of the annual meeting shall, if the facts warrant, determine and declare at the annual meeting that a nomination was not made in accordance with the provisions prescribed by these bylaws, and if the chairperson should so determine, he or she shall so declare at the annual meeting, and the defective nomination shall be disregarded (and such nominee(s) disqualified from standing for election or re-election).

(iii)          Advance Notice of Director Nominations for Special Meetings.

(a)          For a special meeting of stockholders at which directors are to be elected or re-elected, nominations of persons for election or re-election to the board of directors shall be made only (1) by or at the direction of the board of directors or (2) by any stockholder of the corporation who (A) is a stockholder of record at the time of the giving of the notice required by this Section 2.4(iii) and on the date of the special meeting, (B) is entitled to vote at the special meeting and (C) delivers a timely written notice of the nomination to the secretary of the corporation that includes the information set forth in Sections 2.4(ii)(b) and 2.4(ii)(c) above. To be timely, such notice must be received by the secretary at the then-principal executive offices of the corporation not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which Public Announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected or re-elected at such meeting. A person shall not be eligible for election or re-election as a director at a special meeting unless the person is nominated (i) by or at the direction of the board of directors or (ii) by a stockholder in accordance with the notice procedures set forth in this Section 2.4(iii). A nominee shall not be eligible for election or re-election at a special meeting if a stockholder or Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Nomination Statement applicable to such nominee or if the Nomination Statement applicable to such nominee or any other information provided to the corporation by or on behalf of such nominee, such stockholder or any Stockholder Associated Person contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. Any person nominated in accordance with this Section 2.4(iii) is subject to, and must comply with, the provisions of Section 2.4(ii)(c) and (d). In no event shall any adjournment or postponement (or the Public Announcement thereof) of a special meeting commence a new time period for the giving of a stockholder’s notice as described in this Section 2.4(iii)(a).

(b)          The chairperson of the special meeting shall, if the facts warrant, determine and declare at the special meeting that a nomination was not made in accordance with the procedures prescribed by these bylaws, and if the chairperson should so determine, he or she shall so declare at the meeting, and the defective nomination shall be disregarded (and any such nominee shall be disqualified from standing for election or re-election).

(iv)          Other Requirements and Rights.

(a)          A stockholder shall update and supplement its notice to the corporation of its intent to propose business at an annual meeting or to nominate one or more nominees at an annual or special meeting, and a nominee shall further update and supplement the materials delivered pursuant to this Section 2.4, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to notice of the meeting and as of the date that is ten business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the secretary of the corporation at the then-principal executive offices of the corporation not later than five business days after the record date for stockholders entitled to notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date of the meeting and, if practical, any adjournment or postponement thereof (and, if not practical, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten business days prior to the meeting or any adjournment or postponement thereof). Notwithstanding the foregoing, if any stockholder no longer plans to solicit proxies in accordance with Rule 14a-19, such stockholder shall inform the corporation of this change by delivering a writing to the secretary of the corporation at the then-principal executive offices of the corporation no later than two business days after the occurrence of such change.

(b)          For the avoidance of doubt, the obligation to update and supplement, or provide additional information or evidence, as set forth in these bylaws shall not limit the corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines pursuant to these bylaws or enable or be deemed to permit a stockholder who has previously submitted notice pursuant to these bylaws to amend or update any nomination or to submit any new nomination. No disclosure pursuant to these bylaws will be required with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is the stockholder submitting a notice pursuant to this Section 2.4 solely because such broker, dealer, commercial bank, trust company or other nominee has been directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner.

(c)          Except as otherwise expressly provided in any applicable rule or regulation promulgated under the 1934 Act, only such persons who are nominated in accordance with the procedures set forth in this Section 2.4 shall be eligible to be elected at a meeting of stockholders and serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.4. The number of nominees a stockholder may nominate for election at a meeting of stockholders shall not exceed the number of directors to be elected at such meeting. Except as otherwise provided by law or these bylaws, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 2.4 (including satisfying the information requirements set forth herein with accurate and complete information and complying with the applicable requirements of the 1934 Act (including, if applicable, Rule 14a-19)) and, if any proposed nomination or business is not in compliance herewith, to declare that such defective proposal or nomination shall be disregarded (and any such nominee shall be disqualified from standing for election or re-election), including that if a stockholder provides notice pursuant to Rule 14a-19(b) promulgated under the 1934 Act and subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) promulgated under the 1934 Act, including the provision to the corporation of notices required thereunder in a timely manner, then the corporation shall disregard any proxies or votes solicited for such stockholder’s director nominees (and any such nominee shall be disqualified from standing for election or re-election).

(d)          Notwithstanding anything to the contrary in this Section 2.4, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear in person at the applicable meeting to present a nomination or other proposed business, such nomination will be disregarded or such proposed business will not be transacted, as the case may be, notwithstanding that proxies in respect of such nomination or business may have been received by the corporation and counted for purposes of determining a quorum. For purposes of this Section 2.4(iv), to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager, trustee or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the applicable meeting, and such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, must be delivered to the corporation at least five business days prior to the applicable meeting.

(e)          Notwithstanding the foregoing provisions of Section 2.4, unless otherwise required by law, no stockholder shall solicit proxies in support of director nominees other than the corporation’s nominees unless such stockholder has complied with Rule 14a-19 under the 1934 Act, if applicable, in connection with the solicitation of such proxies, including the provision to the corporation of notices required thereunder in a timely manner.

(f)          In addition to the foregoing provisions of this Section 2(iv), a stockholder must also comply with all applicable requirements of state law and of the 1934 Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 2.4, and a failure to comply therewith shall be deemed a failure to comply with this Section 2.4. Nothing in this Section 2.4 shall be deemed to affect any rights of:

(1)          a stockholder to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the 1934 Act;

(2)          the corporation to omit a proposal from the corporation’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the 1934 Act; or

(3)          the holders of any class or series of preferred stock of the corporation to make nominations of persons for election to the board of directors if and to the extent provided for under law, the certificate of incorporation, or these bylaws.

2.5          NOTICE OF STOCKHOLDERS’ MEETINGS

Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given in accordance with applicable law which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Except as otherwise provided in the DGCL, the certificate of incorporation or these bylaws, the notice of any meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

2.6          QUORUM

The holders of a majority of the voting power of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders, unless otherwise required by law, the certificate of incorporation, these bylaws or the rules of any applicable stock exchange. Where a separate vote by a class or series or classes or series is required, a majority of the voting power of the then-issued and outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, except as otherwise required by law, the certificate of incorporation, these bylaws or the rules of any applicable stock exchange.

If a quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting, or (ii) if the chairperson does not act, the stockholders, by the affirmative vote of the holders of a majority of the voting power of the shares of capital stock present in person or represented by proxy at the meeting and entitled to vote thereon, shall have power to adjourn the meeting from time to time until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

2.7          ADJOURNED MEETING; NOTICE

When a meeting is adjourned (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication) to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are (i) announced at the meeting at which the adjournment is taken, (ii) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (iii) set forth in the notice of meeting given in accordance with Section 2.5 of these bylaws. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the board of directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 213(a) of the DGCL and Section 2.11 of these bylaws, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

2.8          CONDUCT OF BUSINESS

The chairperson of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such rules, regulations or procedures regarding the manner of voting and the conduct of business and discussion. Such rules, regulations or procedures may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting, (b) rules and procedures for maintaining order at the meeting and the safety of those present, (c) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the chair of the meeting or the board of directors shall determine, (d) restrictions on entry to the meeting after the time fixed for the commencement thereof, (e) limitations on the time allotted to questions or comments by participants, (f) restricting the use of audio/video recording devices and cell phones, (g) complying with any state and local laws and regulations concerning safety and security, (h) procedures (if any) requiring attendees to provide the corporation advance notice of their intent to attend the meeting, and (i) any additional attendance or other procedures or requirements for proponents submitting a proposal pursuant to Rule 14a-8 under the 1934 Act. The chairperson of any meeting of stockholders shall be designated by the board of directors; in the absence of such designation, the chairperson of the board, if any, the chief executive officer (in the absence of the chairperson) or the president (in the absence of the chairperson of the board and the chief executive officer), or in their absence any other executive officer of the corporation, shall serve as chairperson of the stockholder meeting.

2.9          VOTING

The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.11 of these bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL.

Except as may be otherwise provided in the certificate of incorporation or these bylaws, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

Except as otherwise provided by law, the certificate of incorporation, these bylaws or the rules of any applicable stock exchange, in all matters other than the election of directors, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Except as otherwise required by law, the certificate of incorporation, these bylaws or the rules of any applicable stock exchange, directors shall be elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Where a separate vote by a class or series or classes or series is required, in all matters other than the election of directors, the affirmative vote of the majority of the voting power of shares of such class or series or classes or series present in person or represented by proxy at the meeting shall be the act of such class or series or classes or series, except as otherwise provided by taw, the certificate of incorporation, these bylaws or the rules of any applicable stock exchange.

2.10        STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING

Subject to the rights of the holders of the shares of any series of Preferred Stock or any other class of stock or series thereof that have been expressly granted the right to take action by written consent, any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of stockholders of the corporation and may not be effected by any consent in writing by such stockholders.

2.11        RECORD DATES

In order that the corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the board of directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the board of directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.

If no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the provisions of Section 213 of the DGCL and this Section 2.11 at the adjourned meeting.

In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

2.12        PROXIES

Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of any means of electronic transmission which sets forth or is submitted with information from which it can be determined that the means of electronic transmission was authorized by the stockholder. Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for exclusive use by the board of directors.

2.13        LIST OF STOCKHOLDERS ENTITLED TO VOTE

The corporation shall prepare, no later than the tenth day before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date. The stockholder list shall be arranged in alphabetical order and show the address of each stockholder and the number of shares registered in the name of each stockholder. The corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of 10 days ending on the day before the meeting date (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the corporation’s then-principal place of business. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Notwithstanding the foregoing, the corporation may maintain and authorize examination of the list of stockholders in any manner expressly permitted by the DGCL at the time.

2.14        INSPECTORS OF ELECTION

Before any meeting of stockholders, the corporation shall appoint an inspector or inspectors of election to act at the meeting and make a written report thereof. The corporation may designate one or more persons to act as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting.

Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to faithfully execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed and designated shall (i) ascertain the number of shares of capital stock of the corporation outstanding and the voting power of each share, (ii) determine the shares of capital stock of the corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of capital stock of the corporation represented at the meeting and such inspector or inspectors’ count of all votes and ballots.

In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the corporation, the inspector or inspectors may consider such information as is permitted by applicable law.

2.15        EMERGENCY BYLAWS

This Section 2.15 shall be operative during any emergency condition as contemplated by Section 110 of the DGCL (an “Emergency”), notwithstanding any different or conflicting provisions in these bylaws, the certificate of incorporation or the DGCL. In the event of any Emergency, the director or directors in attendance at a meeting of the board of directors or a standing committee thereof shall constitute a quorum. Such director or directors in attendance may further take action to appoint one or more of themselves or other directors to membership on any standing or temporary committees of the board of directors as they shall deem necessary and appropriate. In the event that no directors are able to attend a meeting of the board of directors or any committee thereof in an Emergency, then the Designated Officers (as defined below) in attendance shall serve as directors, or committee members, as the case may be, for the meeting and will have full powers to act as directors, or committee members, as the case may be, of the corporation. Except as the board of directors may otherwise determine, during any Emergency, the corporation and its directors and officers may exercise any authority and take any action or measure contemplated by Section 110 of the DGCL. For purposes of this Section 2.15, the term “Designated Officer” means an officer identified on a numbered list of officers of the corporation who shall be deemed to be, in the order in which they appear on the list up until a quorum is obtained, directors of the corporation, or members of a committee of the board of directors, as the case may be, for purposes of obtaining a quorum during an Emergency, if a quorum of directors or committee members, as the case may be, cannot otherwise be obtained during such Emergency, which list of Designated Officers shall be approved by the board of directors from time to time but in any event prior to such time or times as an Emergency may have occurred.

2.16        DELIVERY TO THE CORPORATION

Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information (other than a document authorizing another person to act for a stockholder by proxy at a meeting of stockholders pursuant to Section 212 of the DGCL) to the corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), the corporation shall not be required to accept delivery of such document or information unless the document or information is in writing exclusively (and not in an electronic transmission) and delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested.

Article III — DIRECTORS

3.1          POWERS

The business and affairs of the corporation shall be managed by or under the direction of the board of directors, except as may be otherwise provided in the DGCL or the certificate of incorporation.

3.2          NUMBER OF DIRECTORS

The board of directors shall consist of one or more members, each of whom shall be a natural person. Unless the certificate of incorporation fixes the number of directors, the number of directors shall be determined from time to time solely by resolution of the board of directors. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3          ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS

Except as provided in Section 3.4 of these bylaws, each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders unless so required by the certificate of incorporation or these bylaws. The certificate of incorporation or these bylaws may prescribe other qualifications for directors. If so provided in the certificate of incorporation, the directors of the corporation shall be divided into three classes.

3.4          RESIGNATION AND VACANCIES

Any director may resign at any time upon notice given in writing or by electronic transmission to the corporation; provided, however, that if such notice is given by electronic transmission, such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the director. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Acceptance of such resignation shall not be necessary to make it effective. A resignation which is conditioned upon the director failing to receive a specified vote for reelection as a director may provide that it is irrevocable. Unless otherwise provided in the certificate of incorporation or these bylaws, when one or more directors resign from the board of directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective.

Unless otherwise provided in the certificate of incorporation or these bylaws, vacancies and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office, even if the directors in office represent less than a quorum, or by a sole remaining director. If the directors are divided into classes, a person so elected by the directors then in office to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified.

If, at the time of filling any vacancy or any newly created directorship, the directors then in office constitute less than a majority of the whole board of directors (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the voting stock at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office as aforesaid, which election shall be governed by the provisions of Section 211 of the DGCL as far as applicable.

3.5          PLACE OF MEETINGS; MEETINGS BY TELEPHONE

The board of directors may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the board of directors, or any committee designated by the board of directors, may participate in a meeting of the board of directors, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

3.6          REGULAR MEETINGS

Regular meetings of the board of directors may be held without notice at such time and at such place as shall from time to time be determined by the board of directors.

3.7          SPECIAL MEETINGS; NOTICE

Special meetings of the board of directors for any purpose or purposes may be called at any time by the chairperson of the board of directors, the chief executive officer, the president, the secretary or a majority of the authorized number of directors, at such times and places as he or she or they shall designate.

Notice of the time and place of special meetings shall be:

(i)          delivered personally by hand, by courier or by telephone;

(ii)         sent by United States first-class mail, postage prepaid;

(iii)        sent by facsimile; or

(iv)        sent by electronic mail,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, as the case may be, as shown on the corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or (iii) sent by electronic mail, it shall be delivered or sent at least 24 hours before the time of the holding of the meeting. If the notice is sent by United States mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. Any oral notice may be communicated to the director at least 24 hours before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the corporation’s principal executive office) nor the purpose of the meeting.

3.8          QUORUM; VOTING

At all meetings of the board of directors, a majority of the total authorized number of directors shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the board of directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the board of directors, except as may be otherwise specifically provided by the DGCL, the certificate of incorporation or these bylaws.

If the certificate of incorporation provides that one or more directors shall have more or less than one vote per director on any matter, every reference in these bylaws to a majority or other proportion of the directors shall refer to a majority or other proportion of the votes of such directors.

3.9          BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING

Unless otherwise restricted by the certificate of incorporation, these bylaws or the DGCL, any action required or permitted to be taken at any meeting of the board of directors, or of any committee thereof, may be taken without a meeting if all members of the board of directors or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the writing or writings or electronic transmission or transmissions shall be filed with the minutes of proceedings of the board of directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

3.10        FEES AND COMPENSATION OF DIRECTORS

Unless otherwise restricted by the certificate of incorporation, these bylaws or the DGCL, the board of directors shall have the authority to fix the compensation of directors.

3.11        REMOVAL OF DIRECTORS

A director may be removed from office by the stockholders of the corporation as provided in Section 141(k) of the DGCL.

No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.

Article IV — COMMITTEES

4.1          COMMITTEES OF DIRECTORS

The board of directors may designate one or more committees, each committee to consist of one or more of the directors of the corporation. The board of directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the board of directors or in these bylaws, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the corporation.

4.2          COMMITTEE MINUTES

Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.

4.3          MEETINGS AND ACTION OF COMMITTEES

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i)          Section 3.5 (place of meetings; meetings by telephone);

(ii)         Section 3.6 (regular meetings);

(iii)        Section 3.7 (special meetings; notice);

(iv)        Section 3.8 (quorum; voting);

(v)         Section 3.9 (board action by written consent without a meeting); and

(vi)        Section 7.5 (waiver of notice)

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the board of directors and its members. hi addition, the following provisions shall apply:

(i)          the time of regular meetings of committees may be determined by resolution of the committee;

(ii)         special meetings of committees may also be called by resolution of the committee; and

(iii)        the board of directors or a committee may adopt rules for the government of any committee not inconsistent with the provisions of these bylaws.

Any provision in the certificate of incorporation providing that one or more directors shall have more or less than one vote per director on any matter shall apply to voting in any committee or subcommittee, unless otherwise provided in the certificate of incorporation or these bylaws.

4.4          SUBCOMMITTEES

Unless otherwise provided in the certificate of incorporation, these bylaws or the resolutions of the board of directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

Article V — OFFICERS

5.1          OFFICERS

The officers of the corporation shall be a president and a secretary. The corporation may also have, at the discretion of the board of directors, a chairperson of the board of directors, a vice chairperson of the board of directors, a chief executive officer, a chief financial officer, a treasurer, one or more vice presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person.

5.2          APPOINTMENT OF OFFICERS

The board of directors shall appoint the officers of the corporation, provided, that, officers may also be appointed in accordance with the provisions of Section 5.3 of these bylaws. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in this Article V for the regular election to such office.

5.3          SUBORDINATE OFFICERS

The board of directors may appoint, or empower the chief executive officer or, in the absence of a chief executive officer, the president, to appoint, such other officers and agents as the business of the corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the board of directors may from time to time determine.

5.4          REMOVAL AND RESIGNATION OF OFFICERS

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by an affirmative vote of the majority of the board of directors at any regular or special meeting of the board of directors or, except in the case of an officer chosen by the board of directors, by any officer upon whom such power of removal may be conferred by the board of directors.

Any officer may resign at any time by giving written or electronic notice to the corporation; provided, however, that if such notice is given by electronic transmission, such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the officer. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the corporation under any contract to which the officer is a party.

5.5          VACANCIES IN OFFICES

Any vacancy occurring in any office of the corporation shall be filled by the board of directors or as provided in Section 5.3.

5.6          REPRESENTATION OF SHARES OF OTHER ENTITIES

The chairperson of the board of directors, the president, any vice president, the treasurer, the secretary or assistant secretary of the corporation, or any other person authorized by the board of directors or the president or a vice president, is authorized to vote, represent, and exercise on behalf of the corporation all rights incident to any and all shares or interests of any other entity or entities standing in the name of the corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person baying the authority.

5.7          AUTHORITY AND DUTIES OF OFFICERS

All officers of the corporation shall respectively have such authority and perform such duties in the management of the business of the corporation as may be designated from time to time by the board of directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the board of directors.

Article VI — STOCK

6.1          STOCK CERTIFICATES; PARTLY PAID SHARES

The shares of the corporation shall be represented by certificates, provided that the board of directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the corporation by any two authorized officers, representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The corporation shall not have power to issue a certificate in bearer form.

The corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly-paid shares, or upon the books and records of the corporation in the case of uncertificated partly-paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated, Upon the declaration of any dividend on fully-paid shares, the corporation shall declare a dividend upon partly-paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

6.2          SPECIAL DESIGNATION ON CERTIFICATES

If the corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the corporation shall issue to represent such class or series of stock, a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to this Section 6.2 or Sections 156, 202(a) or 218(a) of the DGCL or with respect to this Section 6.2 a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

6.3          LOST, STOLEN OR DESTROYED CERTIFICATES

Except as provided in this Section 6.3, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the corporation and cancelled at the same time. The corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

6.4          DIVIDENDS

The board of directors, subject to any restrictions contained in the certificate of incorporation or applicable law, may declare and pay dividends upon the shares of the corporation’s capital stock. Dividends may be paid in cash, in property, or in shares of the corporation’s capital stock, subject to the provisions of the certificate of incorporation.

The board of directors may set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the corporation, and meeting contingencies.

6.5          TRANSFER OF STOCK

Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by an attorney duly authorized, and, if such stock is certificated, upon the surrender of a certificate or certificates for a like number of shares, properly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer; provided, however, that such succession, assignment or authority to transfer is not prohibited by the certificate of incorporation, these bylaws, applicable law or contract.

6.6          STOCK TRANSFER AGREEMENTS

The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

6.7          REGISTERED STOCKHOLDERS

The corporation:

(i)          shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner;

(ii)         shall be entitled to hold liable for calls and assessments the person registered on its books as the owner of shares; and

(iii)        shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

Article VII — MANNER OF GIVING NOTICE AND WAIVER

7.1          NOTICE OF STOCKHOLDERS’ MEETINGS

Without limiting the manner by which notice otherwise may be given effectively to stockholders pursuant to the DGCL, the certificate of incorporation or these bylaws, any notice to stockholders given by the corporation under any provision of the DGCL, the certificate of incorporation or these bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the corporation and shall be given (i) if mailed when deposited in the United States mail, postage prepaid, (ii) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address, or (iii) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by Section 7.2 of these bylaws. An affidavit of the secretary or an assistant secretary of the corporation or of the transfer agent or other agent of the corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

7.2          NOTICE BY ELECTRONIC TRANSMISSION

Without limiting the manner by which notice otherwise may be given effectively to stockholders pursuant to the DGCL, the certificate of incorporation or these bylaws, but subject to the provisions of this Section 7.2, any notice to stockholders given by the corporation under any provision of the DGCL, the certificate of incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given; provided that the corporation may give notice by electronic mail in accordance with Section 7.1 of these bylaws without obtaining the consent required by this Section 7.2. Any such consent shall be revocable by the stockholder by written notice to the corporation. Notwithstanding anything to the contrary in Section 7.1 or this Section 7.2 of these bylaws, a notice may not be given by an electronic transmission from and after the time that:

(i)          the corporation is unable to deliver by such electronic transmission two consecutive notices given by the corporation; and

(ii)          such inability becomes known to the secretary or an assistant secretary of the corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(i)          if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii)          if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iii)          if by any other form of electronic transmission, when directed to the stockholder.

“Electronic mail,” “electronic mail address” and “electronic transmission” shall have the respective meanings provided thereto by Section 232 of the DGCL.

7.3          NOTICE TO STOCKHOLDERS SHARING AN ADDRESS

Except as otherwise prohibited under the DGCL, without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the corporation under the provisions of the DGCL, the certificate of incorporation or these bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent shall be revocable by the stockholder by written notice to the corporation. Any stockholder who fails to object in writing to the corporation, within 60 days of having been given written notice by the corporation of its intention to send the single notice, shall be deemed to have consented to receiving such single written notice.

7.4          NOTICE TO PERSON WITH WHOM COMMUNICATION IS UNLAWFUL

Whenever notice is required to be given, under the DGCL, the certificate of incorporation or these bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

7.5          WAIVER OF NOTICE

Whenever notice is required to be given under any provision of the DGCL, the certificate of incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders or the board of directors, as the case may be, need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the certificate of incorporation or these bylaws.

Article VIII — INDEMNIFICATION

8.1          INDEMNIFICATION OF DIRECTORS AND OFFICERS IN THIRD PARTY PROCEEDINGS

Subject to the other provisions of this Article VIII, the corporation shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director of the corporation or an officer of the corporation, or while a director of the corporation or officer of the corporation is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against reasonable expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful, The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

8.2          INDEMNIFICATION OF DIRECTORS AND OFFICERS IN ACTIONS BY OR IN THE RIGHT OF THE CORPORATION

Subject to the other provisions of this Article VIII, the corporation shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed Proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the corporation, or while a director or officer of the corporation is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against reasonable expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

8.3          SUCCESSFUL DEFENSE

To the extent that a present or former director or officer of the corporation has been successful on the merits or otherwise in defense of any Proceeding (or in defense of any claim, issue or matter therein), such person shall be indemnified under this Section 8.3 against reasonable expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. Indemnification under this Section 8,3 shall not be subject to satisfaction of a standard of conduct, and the corporation may not assert the failure to satisfy a standard of conduct as a basis to deny indemnification or recover amounts advanced; provided, however, that, any person seeking indemnification hereunder who is not a current or former director or officer (as such term is defined in the final sentence of Section 145(c)(1) of the DGCL) shalt be entitled to indemnification under Section 8.1, Section 8.2 and this Section 8.3 only if such person has satisfied the standard of conduct required for indemnification under Section 145(a) or Section 145(b) of the DGCL.

8.4          INDEMNIFICATION OF OTHERS

Subject to the other provisions of this Article VIII, the corporation shall have power to indemnify its employees and its agents to the extent not prohibited by the DGCL or other applicable law and subject to such terms and conditions, if any, as the corporation deems appropriate. The board of directors shall have the power to delegate the determination of whether employees or agents shall be indemnified to such person or persons as the board of directors determines,

8.5          ADVANCED PAYMENT OF EXPENSES

Reasonable expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any Proceeding shall be paid by the corporation in advance of the final disposition of such Proceeding upon receipt of a written request therefor (together with documentation reasonably evidencing such expenses) and an undertaking by or on behalf of the person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under this Article VIII or the DGCL. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems reasonably appropriate. The right to advancement of expenses shall not apply to any claim for which indemnity is excluded pursuant to these bylaws, but shall apply to any Proceeding referenced in Section 8.6(ii) or 8.6(iii) prior to a determination that the person is not entitled to be indemnified by the corporation.

8.6          LIMITATION ON INDEMNIFICATION

Subject to the requirements in Section 8.3 and the DGCL, the corporation shall not be obligated to indemnify any person pursuant to this Article VIII in connection with any Proceeding (or any part of any Proceeding):

(i)          for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(ii)         for an accounting or disgorgement of profits pursuant to Section I6(b) of the 1934 Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

(iii)        for any reimbursement of the corporation by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the corporation, as required in each case under the 1934 Act (including any such reimbursements that arise from an accounting restatement of the corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the corporation of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements);

(iv)        authorized by the board of directors to recoup, recover or cancel any compensation paid or promised to him or her by the corporation, or to seek any other remedy at law or in equity in connection therewith, pursuant to any clawback or similar policy or provision adopted by the corporation;

(v)          initiated by such person against the corporation or its directors, officers, employees, agents or other indemnitees, unless (a) the board of directors authorized the Proceeding (or the relevant part of the Proceeding) prior to its initiation, (b) the corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the corporation under applicable law, (c) otherwise required to be made under Section 8.7 or (d) otherwise required by applicable law; or

(vi)         if prohibited by applicable law; provided, however, that if any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, legality and enforceability of the remaining provisions of this Article VIII (including, without limitation, each portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

8.7          DETERMINATION; CLAIM

If a claim for indemnification or advancement of expenses by an officer or director of the corporation in defending any Proceeding under this Article VIII is not paid in full within 90 days after receipt by the corporation of the written request therefor, the claimant shall be entitled to an adjudication by a court of competent jurisdiction of his or her entitlement to such indemnification or advancement of expenses. The corporation shall indemnify such person against any and all expenses that are incurred by such person in connection with any action for indemnification or advancement of expenses from the corporation under this Article VIII, to the extent such person is successful in such action, and to the extent not prohibited by law. In any such suit, the corporation shall, to the fullest extent not prohibited by law, have the burden of proving that the claimant is not entitled to the requested indemnification or advancement of expenses. Former directors and officers or other employees and agents of the corporation may be entitled to the protections of this Section 8.7 to the extent the corporation deems reasonably appropriate.

8.8          NON-EXCLUSIVITY OF RIGHTS

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the certificate of incorporation or any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the DGCL or other applicable law.

8.9          INSURANCE

The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of the DGCL.

8.10          SURVIVAL

The rights to indemnification and advancement of expenses conferred by this Article VIII shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

8.11          EFFECT OF REPEAL OR MODIFICATION

Any amendment, alteration or repeal of this Article VIII shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to such amendment, alteration or repeal.

8.12          CERTAIN DEFINITIONS

For purposes of this Article VIII, references to:

(i)          the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued;

(ii)         “other enterprises” shall include employee benefit plans;

(iii)        “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan;

(iv)        “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries;

(v)          a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation;” and

(vi)        “officer” shall mean those persons designated by the corporation as (a) executive officers for purposes of the disclosures required in the corporation’s proxy and periodic reports or (b) officers for purposes of Section 16 of the 1934 Act (provided that, solely for purposes of Section 8.3, the term “officer” shall have the foregoing meaning in addition to the meaning given that term by Section 145(c)(1) of the DGCL).

Article IX — GENERAL MATTERS

9.1          EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS

Except as otherwise provided by law, the certificate of incorporation or these bylaws, the board of directors may authorize any officer or officers, or agent or agents, to enter into any contract or execute any document or instrument in the name of and on behalf of the corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the board of directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

9.2          FISCAL YEAR

The fiscal year of the corporation shall be fixed by resolution of the board of directors and may be changed by the board of directors.

9.3          SEAL

The corporation may adopt a corporate seal, which shall be adopted and which may be altered by the board of directors. The corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

9.4          CONSTRUCTION; DEFINITIONS

Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both an entity and a natural person.

9.5          FORUM SELECTION FOR SECURITIES ACT CLAIMS

Unless the corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in any security of the corporation shall be deemed to have notice of and consented to the provisions of this Section 9.5.

Article X — AMENDMENTS

These bylaws may be adopted, amended or repealed by the stockholders entitled to vote; provided, however, that the affirmative vote of the holders of at least 66 2/3% of the total voting power of the outstanding shares of capital stock, voting together as a single class, shall be required for the stockholders of the corporation to alter, amend or repeal, or adopt any bylaw inconsistent with, the following provisions of these bylaws: Article II, Sections 3.1, 3.2, 3.4 and 3.11 of Article III, Article VIII and this Article X (including, without limitation, any such Article or Section as renumbered as a result of any amendment, alteration, change, repeal, or adoption of any other Bylaw). The board of directors shall also have the power to adopt, amend or repeal bylaws; provided, however, that a bylaw amendment adopted by stockholders which specifies the votes that shall be necessary for the election of directors shall not be further amended or repealed by the board of directors.

IRHYTHM HOLDINGS, INC.

CERTIFICATE OF AMENDMENT OF BYLAWS

The undersigned hereby certifies that he or she is the duly elected, qualified and acting Secretary or Assistant Secretary of iRhythm Holdings, Inc., a Delaware corporation, and that the foregoing bylaws were amended and restated on January 12, 2026 by the corporation’s board of directors.

IN WITNESS WHEREOF, the undersigned has hereunto set her hand this January 12, 2026.

/s/ Susan Krause
Susan Krause
Secretary